Exhibit 99.4

Execution Version

ISSUER CONTROL AGREEMENT

This ISSUER CONTROL AGREEMENT (“Agreement”), dated as of May 27, 2026, is made among D&D Source of Life Holding Ltd (the “Grantor”), Allie Chan, a natural person with Hong Kong Identity Card No. M788652(2), in such person’s capacity as a secured party (the “Secured Party”), and Reed’s Inc., a Delaware corporation (the “Issuer”).

WHEREAS, Dai Sicong, a natural person, has entered into that certain Share Purchase Agreement (the “Share Purchase Agreement”) dated as of 7 January 2026 (as amended, amended and restated, supplemented or otherwise modified from time to time) with the Secured Party relating to certain sale and purchase arrangements in respect of the shares of Baolingbao Biology Co., Ltd.;

WHEREAS, the Grantor is the registered holder of 4,000,000 shares of common stock issued by the Issuer (the “Securities”);

WHEREAS, pursuant to the Pledge Agreement, dated as of May 27, 2026 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) by and among the Grantor and the Secured Party, the Grantor has granted a security interest (the “Security Interest”) in, to and under the Securities in favor of the Secured Party to secure the payment obligations of Dai Sicong under the Share Purchase Agreement; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement;

WHEREAS, it is a condition precedent to the sale and purchase arrangements under the Share Purchase Agreement that the parties hereto execute and deliver this Agreement in order to perfect the Security Interest in the Securities.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Securities. The Issuer confirms that:

(a) The Securities are “uncertificated securities” (as defined in Section 8-102 of the UCC). All references herein to the “UCC” refer to the Uniform Commercial Code as in effect from time to time in the State of New York.

(b) The Issuer is the issuer of the Securities and the Grantor is registered on the books and records of the Issuer (and of its transfer agent) as the registered holder of the Securities.

(c) The Securities are fully-paid and nonassessable.

2. Exclusive Control. This Agreement is intended to provide the Secured Party with “control,” as that term is defined in Section 8-106(d) of the UCC, over the Securities, and only to the extent permitted under the terms of this Agreement. In furtherance of the foregoing, the Grantor, Issuer and Secured Party hereby agree as follows:

(a) Delivery of Notice of Control. Upon an “Event of Default” (as defined under the Pledge Agreement), the Secured Party may deliver to the Issuer written notice that it is exercising exclusive control over the Securities (a “Notice of Exclusive Control”). A Notice of Exclusive Control shall be given, and shall be deemed given, in accordance with the notice provisions of Section 8 (Notices).

(b) Actions After Notice of Exclusive Control. Following the giving of a Notice of Exclusive Control, the Issuer agrees to (i) comply with any and all “instructions” (as defined in Section 8-102 of the UCC) originated by the Secured Party relating to any or all of the Securities without further consent by the Grantor or any other Person, (ii) not to comply with any instructions relating to any or all of the Securities originated by any Person other than the Secured Party or a court of competent jurisdiction and (iii) to distribute as instructed by the Secured Party dividends, interest and other distributions from time to time paid or made upon or with respect to the Securities. In the event of any conflict between any instruction originated by the Secured Party and any instruction originated by any other Person, the Issuer shall comply only with the instruction originated by the Secured Party.

(c) Secured Party Instructions. Upon and after the g1vmg of a Notice of Exclusive Control, the Secured Party may issue instructions to sell, liquidate, or otherwise realize on the Securities, and the Issuer shall act promptly and commercially reasonably in facilitating such instructions, subject to subsection (g) below (Transfer Restrictions). The Issuer shall use its commercially reasonable efforts to execute the Secured Party’s instructions within the same Business Day of receipt of such instructions.

(d) Actions Prior to Notice of Exclusive Control. So long as a Notice of Exclusive Control has not been given, the Issuer may (i) comply with instructions of the Grantor concerning the Securities, including any direction with respect to voting the Securities, and (ii) distribute to the Grantor all interest and regular cash dividends on the Securities.

(e) Communications. Complete copies of all notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Grantor by the Issuer in respect of the Securities will also be sent simultaneously to the Secured Party.

(f) Tax Reporting. Unless otherwise required by law or directed by the Secured Party after a Notice of Exclusive Control has been given, Grantor shall remain responsible for tax elections and reporting relating to the Securities.

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(g) Transfer Restrictions. Notwithstanding anything to the contrary under this Agreement, Secured Party acknowledges and agrees that it shall be subject in all respects to all transfer restrictions applicable to the Grantor in respect of the Securities, whether by virtue of contract (including any lock-up agreement), policies or procedures of Issuer (including any insider trading or similar policy) or applicable securities law or other law (any such restriction, a “Transfer Restriction”), including, without limitation, Transfer Restrictions applicable to the Grantor under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including volume and other requirements applicable to resales by affiliates under Rule 144 of the Securities Act. Notwithstanding anything to the contrary under this Agreement, Secured Party shall not (and shall not instruct the Issuer to) effectuate any transfer, sale or other disposition of the Securities at any time when a Transfer Restriction is applicable to the Grantor. Upon an Event of Default and the giving of a Notice of Exclusive Control in accordance with the terms of this Agreement, if so requested by the Secured Party, the Grantor shall use commercially reasonable efforts to cooperate in good faith with the Secured Party to facilitate Rule 144 resales of the Securities, including providing such documents and certificates as are reasonably requested and within the Grantor’s possession or reasonable control, as soon as reasonably practicable.

3. No Obligation or Liability. Other than the express obligations agreed to under this Agreement by the Issuer, this Agreement shall not subject the Issuer to any obligation or liability. In particular, the Issuer need not investigate whether the Secured Party is entitled under the Pledge Agreement or otherwise to give an instruction or Notice of Exclusive Control. The Issuer may rely on notices and communications it believes given by the appropriate party. Grantor and Secured Party hereby agree that, notwithstanding references to the Pledge Agreement in this Agreement, Issuer has no duty, responsibility or obligation with respect to the Pledge Agreement, including without limitation, no duty, responsibility or obligation to monitor Grantor’s or Secured Party’s compliance with the Pledge Agreement or to know the terms of the Pledge Agreement.

4. The Issuer hereby represents, warrants and covenants with the Secured Party that:

(a) This Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(b) The Issuer has not entered into, and until termination of this Agreement will not enter into, any agreement with any other Person relating to the Securities pursuant to which it has agreed, or will agree, to comply with “instructions” (as defined in Section 8-102 of the UCC) of such Person. The Issuer has not entered into any other agreement with the Grantor or the Secured Party purporting to limit or condition the obligation of the Issuer to comply with instructions as agreed in Section 2 hereof.

(c) Except for the claims and interests of the Secured Party and the Grantor in the Securities, the Issuer does not know of any claim to, or interest in, the Securities. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Securities, the Issuer will promptly notify the Secured Party and the Grantor thereof.

5. The Issuer waives any security interest, lien or right of set-off that it may now have or hereafter acquire in or with respect to the Securities. The Issuer’s obligations in respect of the Securities will not be subject to deduction, set-off or any other right in favor of any Person other than the Secured Party.

6. Indemnity. Grantor agrees to indemnify Issuer and hold Issuer harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorneys’ fees and expenses (“Losses”) sustained or incurred by or asserted against Issuer by reason of or as a result of any action or inaction, or arising out of Issuer’s performance hereunder; provided, that Grantor shall not indemnify Issuer for those Losses arising out of Issuer’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of Grantor, its respective successors and assigns, notwithstanding the termination of this Agreement. The indemnities shall cover all losses, claims, costs, and attorneys’ fees, and shall survive termination of this Agreement.

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7. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties.

8. Notices. Any notice, request or other communication to be given by one party to the other pursuant to this Agreement must be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or by other electronic or digital transmission method and an appropriate confirmation is received; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt if delivered in person, sent by facsimile, or deposited into the United States mail, postage pre-paid, by certified or registered mail, return receipt requested. Notices shall be sent to the address indicated on the signature page to this Agreement. Notices sent by email to the agreed email addresses shall be effective upon transmission.

9. Termination of Control. The rights and powers granted herein to the Secured Party (a) have been granted in order to perfect the Security Interest in the Securities, (b) are powers coupled with an interest and (c) will not be affected by any bankruptcy of the Grantor or any lapse in time. Upon the satisfaction of all Obligations (as such term is defined in the Pledge Agreement) secured by the Securities, the Secured Party shall promptly notify the Issuer in writing to rescind and terminate the Notice of Exclusive Control (a “Termination Notice”), with a copy to the Grantor, and upon receipt of such Termination Notice, (i) the Secured Party shall cease to have “control” over the Securities, (ii) the Issuer shall remove all restrictions under this Agreement with respect to the Securities, and (iii) if requested by the Grantor, the Issuer shall re-register the Securities free of the Security Interest on the books and records of the Issuer. The Secured Party’s written Termination Notice is the sole condition to release “control” over the Securities as contemplated under this Agreement; release shall not occur automatically.

10. Termination. This Agreement shall remain in effect until terminated by written agreement of all parties or upon issuance of the Termination Notice by the Secured Party; provided that Section 6 (Indemnity) and Section 12 (Governing Law) shall survive termination.

11. Amendment. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

12. Governing Law; Jurisdiction. This Agreement, and the rights and duties of the parties hereunder with respect to the Securities, shall be governed by the laws of the State of New York, without giving effect to its conflict-of-laws principles. Each party submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for any proceeding arising out of or relating hereto.

13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior discussions and writings. No amendment or waiver is effective unless in writing and signed by each party.

15. Counterparts. This Agreement may be executed in counterparts (including by PDF or electronic signature), each of which is deemed an original, and all of which together constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

GRANTOR

D&D SOURCE OF LIFE HOLDING LTD

By:	/s/ SIQI DAI
Name:	SIQI DAI
Title:	AUTHORIZED REPRESENTATIVE

Notice Information

Address:

Attention:

Email Address:

with a copy to:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SECURED PARTY

/s/ Allie Chan

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ISSUER

REED’S INC.

By:	/s/ NEAL COHANE
Name:	NEAL COHANE
Title:	CEO

Notice Information

with a copy to: